Exhibit 99.1

NEWS RELEASE

300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Timothy Krist Chief Financial Officer 919.468.0399, ext. 295 tkrist@charlesandcolvard.com	Investor Relations: Christopher Schreiber Taglich Brothers, Inc. Investor Relations Counsel 800.383.8464 cs@taglichbrothers.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS FIRST QUARTER SALES INCREASE 40% OVER PRIOR-YEAR PERIOD

MORRISVILLE, N.C. – April 26, 2012 – Charles & Colvard, Ltd. (NASDAQ Global Select Market: CTHR), the sole manufacturer of created moissanite gemstones, The Most Brilliant Jewel in the World®, today announced its operating results for the first quarter ended March 31, 2012.

Financial Highlights:

•	Q1 net sales increased 40% to $4.2 million vs. $3.0 million in Q1 2011

•	Net loss of $376,000 after approximate $720,000 investment in consumer-direct business models, vs. prior-year period net loss of $236,000

•	$10.6 million cash and investments and no long-term debt at 3/31/12

•	Positive cash flow from operations in Q1 of $384,000

Net sales for the three months ended March 31, 2012 increased 40% to approximately $4.2 million, compared with approximately $3.0 million in sales during the corresponding period of the previous year.  Loose moissanite gemstone sales decreased 4% to approximately $2.5 million, compared with approximately $2.6 million in the corresponding period of the previous year due primarily to the timing of restocking orders from a number of the Company’s existing wholesale customers as they managed existing inventory ahead of the planned second quarter of 2012 rollout of the Company’s new Forever BrilliantTM enhanced gemstones.  Finished jewelry sales increased 319% to approximately $1.7 million, compared with approximately $410,000 in the corresponding period of the previous year.

The Company recorded a net loss of $376,000, or $0.02 per share, in the first quarter of 2012, compared with a net loss of $236,000, or $0.01 per share, in the first quarter of 2011.

Operating expenses increased $989,000, or 53%, during the first quarter of 2012 when compared to the same period of 2011.  Of this increase, sales and marketing expenses increased $821,000, or 120%, when compared with the same period in 2011.  This increase was primarily due to the Company’s ongoing investments in marketing and branding initiatives to better position Charles & Colvard’s product lines in the marketplace, as well as key strategic personnel additions in support of its direct-to-consumer Moissanite.com e-commerce and Lulu AvenueTM home party businesses.

“I’m very pleased with a $500,000 gross margin increase for the first quarter of 2012 over the first quarter of 2011,” commented Randy N. McCullough, Chief Executive Officer of Charles & Colvard, Ltd.  “This demonstrates that we’re on the right track toward building profitable long-term sustainable revenue.  We believe our investments in Lulu AvenueTM and Moissanite.com, while unfavorably impacting our bottom line today, have laid the groundwork to drive substantial revenue and profits in the near future.  Our Lulu AvenueTM direct sales front-end and back-office system went live earlier this month, which we believe is a significant catalyst in recruiting and supporting independent sales representatives as we grow the business.  Additionally, we had over 120 people turn out at our launch event last week here in Raleigh to learn more about Lulu AvenueTM.  We continue to anticipate that the third quarter of 2012 will begin the home party build with fourth quarter hitting a stride to produce meaningful revenue.

“In the interim, our new Forever BrilliantTM enhanced gemstone is getting a lot of attention within the jewelry industry.  We have put together a marketing campaign targeting the upcoming JCK jewelry show in Las Vegas at the end of May, which is the largest jewelry industry trade show in the U.S., to announce the launch of Forever BrilliantTM.  Our campaign includes a 12-page catalog designed to highlight the features and benefits of the Forever BrilliantTM gemstone, with an emphasis on the improvement of up to four color grades whiter.  Five of our larger distributors are participating in the catalog that will be inserted into over 40,000 JCK show magazines targeting jewelry trade professionals at the show.  In addition, Charles & Colvard will have banners throughout the show and an informational booth.

“The company today is positioned to reap the benefits of the past two and a half years since I came on board and refocused on developing a jewelry-producing entity that leverages the moissanite gemstone.  Our largest customer is Jewelry Television, for which we produce all of the moissanite jewelry that it sells, and the growth in our finished jewelry segment accounted for all of our revenue increase in the first quarter of 2012.  We expect our finished jewelry business to continue to grow, and in addition, our ability to produce jewelry supports all of our consumer-direct initiatives.  We have completed reallocating our resources to these objectives, including implementing a new jewelry specific ERP system and putting a seasoned management team in place.  We also see significant opportunities to grow our wholesale loose gemstone business with the increased consumer awareness we expect from exposure we receive from home shopping networks, our consumer-direct sales efforts, and exciting new product offerings like our Forever BrilliantTM enhanced gemstone.  Lastly, we completed the initial stage of branding for all the company’s entities that has yielded a refreshed look and logos.  Much progress has been made this quarter, and I’m happy to report that we’re ready and moving ahead into the next chapter for Charles & Colvard.”

Financial Position

Cash and liquid long-term investments totaled $10.6 million at March 31, 2012, up slightly from approximately $10.5 million at December 31, 2011, and the Company had no long-term debt outstanding as of March 31, 2012.  Cash generated from operations totaled $384,000 during the three months ended March 31, 2012.  The primary drivers of positive cash flow were the Company’s net loss of $376,000 that included $471,000 of net non-cash expenses, a decrease in trade accounts receivable of $13,000, a net decrease in inventory of $490,000, and an increase in trade accounts payable of $507,000.  These factors more than offset an increase in prepaid expenses and other assets of $19,000 and a net decrease in accrued liabilities of $700,000.

Total inventory, including long-term and consignment inventory, approximated $34.6 million as of March 31, 2012, which was down from approximately $35.0 million at the end of 2011 primarily as a result of sales, offset in part by purchases during the quarter of jewelry castings, findings, and other jewelry components; fashion finished jewelry in support of the Company’s home party direct sales business; and production of moissanite gemstones.  Net trade accounts receivable approximated $5.9 million at the end of the first quarter of 2012, down $123,000 from the end of 2011.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT today, April 26, 2012, to discuss its first quarter 2012 operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 11:15 a.m. EDT on Thursday, April 26, 2012.  The call will also be broadcast live on the Internet at www.visualwebcaster.com/event.asp?id=86683.

A replay of the conference call will be available one hour after the call until 9:00 a.m. EDT on Friday, May 4, 2012 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10013297.

The conference call will also be archived for review on the Internet at www.visualwebcaster.com/event.asp?id=86683 and on the Company’s website at www.charlesandcolvard.com until Friday, May 4, 2012.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the global sole source of moissanite, a unique, near-colorless created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity.  Charles & Colvard Created Moissanite® is currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels.  Charles & Colvard, Ltd. is headquartered in Morrisville, North Carolina, and its common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.”  For more information, please visit www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future.  You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; general economic and market conditions, including the current economic environment; dependence on Cree, Inc. as the current supplier of the raw material; intense competition in the worldwide jewelry industry; the financial condition of our major customers; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; and possible adverse effects of governmental regulation and oversight, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent reports filed with the SEC.  Forward-looking statements speak only as of the date they are made.  We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

(Financial Highlights Follow)

Charles & Colvard, Ltd.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2012	2011
Net sales	$4,178,385	$2,977,556
Costs and expenses:
Cost of goods sold	2,027,686	1,328,521
Sales and marketing	1,501,921	681,285
General and administrative	1,357,172	1,184,972
Research and development	8,408	12,548
Total costs and expenses	4,895,187	3,207,326
Loss from operations	(716,802)	(229,770)
Other income (expense):
Interest income	23,865	17,919
Interest expense	(477)	(12)
Loss on call of long-term investments	-	(2,913)
Total other income	23,388	14,994
Loss before income taxes	(693,414)	(214,776)
Income tax net benefit (expense)	317,568	(21,612)
Net loss	$(375,846)	$(236,388)

Net loss per common share:
Basic	$(0.02)	$(0.01)
Fully diluted	$(0.02)	$(0.01)

Weighted average number of shares used in computing net loss per common share:
Basic	19,470,511	19,297,861
Fully diluted	19,470,511	19,297,861

Charles & Colvard, Ltd.
Consolidated Balance Sheets
(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$6,836,283	$6,701,701
Accounts receivable, net	5,942,003	6,064,764
Interest receivable	14,412	12,109
Inventory, net	7,202,319	6,849,592
Prepaid expenses and other assets	439,518	419,729
Total current assets	20,434,535	20,047,895
Long-term assets:
Held-to-maturity investments	3,759,076	3,760,399
Inventory, net	27,360,983	28,157,497
Property and equipment, net	1,670,555	1,420,971
Intangible assets, net	238,098	248,812
Other assets	13,116	13,746
Total long-term assets	33,041,828	33,601,425
TOTAL ASSETS	$53,476,363	$53,649,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,567,508	$1,060,937
Accrued cooperative advertising	150,000	213,000
Accrued expenses and other liabilities	305,651	581,009
Total current liabilities	2,023,159	1,854,946
Long-term liabilities:
Accrued income taxes	380,447	741,645
Total liabilities	2,403,606	2,596,591
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,236,809	52,833,716
Additional paid-in capital – stock-based compensation	7,760,658	7,767,877
Accumulated deficit	(9,924,710)	(9,548,864)
Total shareholders’ equity	51,072,757	51,052,729
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$53,476,363	$53,649,320

Charles & Colvard, Ltd.
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(375,846)	$(236,388)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	116,600	42,439
Amortization of bond premium	1,323	1,165
Stock-based compensation	289,409	219,343
Provision for uncollectible accounts	151,952	29,000
Provision for sales returns	(42,000)	(76,000)
Provision for inventory reserves	(46,000)	21,000
Loss on call of long-term investments	-	2,913
Changes in assets and liabilities:
Accounts receivable	12,809	(287,508)
Interest receivable	(2,303)	(5,626)
Income tax receivable	-	113,030
Inventory	489,787	578,489
Prepaid expenses and other assets, net	(19,159)	35,316
Accounts payable	506,571	145,821
Accrued cooperative advertising	(63,000)	5,000
Accrued income taxes	(361,198)	21,611
Other accrued liabilities	(275,358)	(118,585)
Net cash provided by operating activities	383,587	491,020

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(351,793)	(271,035)
Purchases of long-term investments	-	(495,625)
Proceeds from call of long-term investments	-	500,000
Patent, license rights, and trademark costs	(3,677)	(6,435)
Net cash used in investing activities	(355,470)	(273,095)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	106,465	19,162
Net cash provided by financing activities	106,465	19,162

NET INCREASE IN CASH AND CASH EQUIVALENTS	134,582	237,087
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,701,701	7,736,044
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,836,283	$7,973,131

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$477	$12
Cash paid during the year for income taxes	$11,800	$-

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